Exhibit 99.5

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

WASHINGTON DEPARTMENT OF FINANCIAL INSTITUTIONS

OLYMPIA, WASHINGTON

)
)
IN THE MATTER OF	)
	)	ORDER TO CEASE AND DESIST
ANCHOR MUTUAL SAVINGS BANK	)
ABERDEEN, WASHINGTON	)	FDIC-09-142b
)
(INSURED STATE NONMEMBER BANK))
)

          Anchor Mutual Savings Bank, Aberdeen, Washington (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices and violations of law and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and the Revised Code of Washington, Anno. § 32.04.250, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”), and with the Washington Department of Financial Institutions (“DFI”), dated August 11 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the DFI.

          The FDIC and the DFI considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices and violations of law and/or regulations. The FDIC and the DFI, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

          IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe and unsound banking practices, as more fully set forth in the FDIC’s Report of Examination (“ROE”) dated January 20, 2009:

          (a)     operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;

          (b)     operating with a board of trustees which has failed to provide adequate supervision over and direction to the active management of the Bank;

          (c)     operating with inadequate capital in relation to the kind and quality of assets held by the Bank;

          (d)     operating with an inadequate loan valuation reserve;

          (e)     operating with a large volume of poor quality loans;

          (f)     engaging in unsatisfactory lending and collection practices;

          (g)     operating in such a manner as to produce operating losses; and

          (h)     operating with inadequate provisions for liquidity.

          IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

          1.     The Bank shall have and retain qualified management.

                (a)     Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include a chief executive officer with proven ability in managing a bank of comparable size, and experience in upgrading a low quality loan portfolio, improving earnings, and other matters needing particular attention. Management shall also include a senior lending officer with significant appropriate lending, collection, and loan supervision experience and experience in upgrading a low quality loan portfolio. Each member of management shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER.

                (b)     The qualifications of management shall be assessed on its ability to:

                         (i)     comply with the requirements of this ORDER;

                         (ii)    operate the Bank in a safe and sound manner;

                         (iii)   comply with applicable laws and regulations; and

                         (iv)    restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.

                (c)     During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the Director of the Washington Department of Financial Institutions (“Director”) in writing when it proposes to add any individual to the Bank’s Board or employ any individual as a senior executive officer. The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual or individuals to be added or employed.

          2.   (a)     Within 270 days from the effective date of this ORDER, the Bank, in connection with its proposed mutual to stock conversion pursuant to RCW 32.32 and as a result of such proposed transaction, shall increase and thereafter maintain Tier 1 capital in such an amount as to equal or exceed ten percent of the Bank’s total assets.

                (b)      The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Subparagraph 2(a) shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

                (c)     All of the increase in Tier 1 capital required by Paragraph 2 of this ORDER shall be accomplished by means acceptable to the Regional Director and the Director. Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 2 of this ORDER may not be accomplished through a deduction from the Bank’s allowance for loan and lease losses.

                (d)      For the purposes of this ORDER, the terms “Tier 1 capital” and “total assets” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x).

          3.   Within 30 days from the effective date of this ORDER, the Bank’s Board shall develop or revise, adopt and implement a comprehensive policy for determining the adequacy of the allowance for loan and lease losses. For the purpose of this determination, the adequacy of the reserve shall be determined after the charge-off of all loans or other items classified “Loss.” The policy shall provide for a review of the allowance at least once each calendar quarter. Said review should be completed in order that the findings of the Bank’s Board with respect to the loan and lease loss allowance may be properly reported in the quarterly Reports of Condition and

Income. The review should focus on the results of the Bank’s internal loan review, loan loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the allowance shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings. The minutes of the Bank’s Board meeting at which such review is undertaken shall indicate the results of the review. Upon completion of the review, the Bank shall ensure that its allowance for loan and lease losses is consistent with the allowance for loan and lease loss policy established. Such policy and its implementation shall be satisfactory to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

          4.   (a)     Within 10 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets classified “Loss” and one-half of the assets classified “Doubtful” in the ROE dated January 20, 2009 that have not been previously collected or charged off. Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph.

                (b)     Within 90 days from the effective date of this ORDER, the Bank shall have reduced the assets classified “Substandard” and/or “Doubtful” in the ROE dated January 20, 2009, that have not previously been charged off to not more than 75 percent of capital and reserves.

                (c)     Within 180 days from the effective date of this ORDER, the Bank shall have reduced the assets classified “Substandard” and/or “Doubtful” in the ROE dated January 20, 2009, that have not previously been charged off to not more than 50 percent of capital and reserves.

                (d)     Within 270 days from the effective date of this ORDER, the Bank shall have reduced the assets classified “Substandard” and/or “Doubtful” in the ROE dated January 20, 2009, that have not previously been charged off to not more than 30 percent of capital and reserves.

                (e)     The requirements of Paragraph 4 of this ORDER are not to be construed as standards for future operations and, in addition to the foregoing, the Bank shall eventually reduce the total of all adversely classified assets. Reduction of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph. As used in Paragraph 4 the word “reduce” means:

                          (i)     to collect;

                         (ii)     to charge-off; or

                         (iii)    to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification, as determined by the FDIC.

                (f)     Within 45 days from the effective date of this ORDER, the Bank shall develop written asset disposition plans for each classified borrowing relationship greater than $1,000,000. The plans shall be reviewed and approved by the Bank’s Board and acceptable to the Regional Director and the Director as determined at subsequent examinations.

          5.   (a)     Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” or “Doubtful” and is uncollected. Subparagraph 5(a) of this ORDER shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards Board Statement Number 15 (“FASB 15”).

                (b)     Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank in excess of $25,000 that has been classified, in whole or part, “Substandard” without the prior approval of a majority of the Bank’s Board or the loan committee of the Bank.

                (c)     The loan committee or Bank’s Board shall not approve any extension of credit, or additional credit to a borrower in subparagraph 5(b) above without first collecting in cash all past due interest.

          6.     Within 30 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement written lending and collection policies to provide effective guidance and control over the Bank’s lending function, which policies shall include specific guidance as to commercial real estate activities, concentration management, and specific guidelines for placing loans on a non-accrual basis. In addition, the Bank shall take all necessary actions to obtain adequate and current documentation for all loans in the Bank’s loan portfolio. Such policies and their implementation shall be in a form and manner acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations. The Bank’s Board shall adopt procedures whereby officer compliance with the revised loan policy is monitored and responsibility for exceptions thereto assigned. The procedures adopted shall be reflected in minutes of a Bank’s Board meeting at which all members are present and the vote of each is noted.

          7.   (a)     Within 30 days from the effective date of this ORDER, the Bank shall revise its lending policy to limit concentrations for Commercial Real Estate (“CRE”) and

Acquisition, Development, and Construction (“ADC”) loans in order to comply with the following:

                         (i)     Appendix A of Part 365 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 365, Appendix A; and

                         (ii)     FIL-104-2006, Commercial Real Lending Joint Guidance, dated December 12, 2006. The Bank’s lending policy and its implementation shall be acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

                (b)     Within 30 days from the effective date of this ORDER, the Bank shall develop a written plan for systematically reducing the amount of CRE and ADC loans in compliance with the revised lending policy required by subparagraph 7(a) of this ORDER. The Bank shall not make any new CRE or ADC loans unless:

                         (i)      the loans are in compliance with the written plan required by this subparagraph;

                         (ii)     the loans are in compliance with the provisions of subparagraph 5(c) of this ORDER; and

                         (iii)    the loans are approved by the Board. The plan and its implementation shall be acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

          8.     Within 45 days of the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and the Director a written three-year strategic plan. Such plan shall include specific goals for the dollar volume of total loans, total investment securities, and total deposits as of June 30, 2010, June 30, 2011, and June 30, 2012. For each time frame, the plan will also specify the anticipated average maturity and average yield on loans and securities; the average maturity and average cost of deposits; the level of earning assets as a percentage of total assets; and the ratio of net interest income to average earning assets. The plan shall be in a form and manner acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

          9.       Within 45 days from the effective date of this ORDER, the Bank shall formulate and implement a written profit plan. This plan shall be forwarded to the Regional Director and the Director for review and comment and shall address, at a minimum, the following:

                 (a)     goals and strategies for improving and sustaining the earnings of the Bank, including:

                          (i)     an identification of the major areas in, and means by which, the Bank’s Board will seek to improve the Bank’s operating performance;

                         (ii)     realistic and comprehensive budgets;

                         (iii)    a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections; and

                         (iv)    a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components.

                 (b)     coordination of the Bank’s loan, investment, and operating policies, and budget and profit planning, with the funds management policy.

          10.  (a)   Within 30 days from the effective date of this ORDER, the Board shall revise, adopt and fully implement a written liquidity and funds management policy, which policy shall address specific contingency plans that detail actions to be implemented under various liquidity scenarios. Such policy shall include specific provisions to maintain a liquidity ratio (net cash, short-term, and marketable assets divided by net deposits and short-term liabilities) of at least 15 percent. The policy and its implementation shall be in a form and manner acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

                  (b)     Within 30 days from the effective date of this ORDER, the Bank shall submit to the Regional Director and the Director a plan to reduce the Bank’s reliance on non- core funding sources, including brokered deposits and borrowings, and reduce the Bank’s Non- Core Funding Dependency ratio to not more than 25 percent. The plan shall be acceptable to the Regional Director and the Director as determined at subsequent examinations and/or visitations.

          11.   (a)     During the life of this ORDER, the Bank shall not solicit, retain, or rollover brokered deposits unless it has applied for and been granted a waiver of this prohibition by the FDIC in accordance with the provisions of section 337.6 of the FDIC’s Rules and Regulations.

                  (b)     For purposes of this ORDER, brokered deposits are defined as described in section 337.6(a)(2) of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6(a)(2).

          12.     Within 30 days from the effective date of this ORDER, the Bank shall develop, adopt, and implement a written policy satisfactory to the Regional Director and the Director, which policy shall govern the relationship between the Bank and its affiliates.

          13.     Within 30 days of the end of the first quarter following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Director detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Report of Condition and the Bank’s Report of Income. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Director have released the Bank in writing from making further reports.

          This ORDER will become effective upon its issuance by the FDIC and the DFI. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC and the DFI.

          Pursuant to delegated authority.

          Dated at San Francisco, California, this _____ day of_____________, 2009.

/s/ J. George Doerr

J. George Doerr, Deputy Regional Director
Risk Management
Division of Supervision and Consumer Protection
San Francisco Region
Federal Deposit Insurance Corporation

/s/ Brad Williamson

Brad Williamson, Director
Washington Department of Financial Institutions